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                                                                    Exhibit 23.1


                       Consent of Independent Accountants


         We hereby consent to the incorporation by reference in (i) the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-89622), (ii) the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-80169), (iii) the Registration Statement on Form S-8 (No. 33-88430), and (iv) the Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-22419) of Associated Estates Realty Corporation of our report dated February 19, 1997, appearing on Page 25 of the "Annual Report to Shareholders" which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page S-1 of this Form 10-K.


Price Waterhouse LLP


Cleveland, Ohio
March 26, 1997